Exhibit 10.34

AMENDMENT 4

Dated August 7, 2013

to

EQUIPMENT FINANCING AGREEMENT NO. 13379 (the “Agreement”)

dated December 12, 2011 between Buffalo Shredding and Recovery, LLC

(as “Borrower”) and First Niagara Leasing, Inc. (as “Lender”)

Effective this 7th day of August 2013, the parties hereto agree that Section 30 Financial Covenants of the above referenced Agreement is hereby amended and restated in its entirety as follows:

30. FINANCIAL COVENANTS: (a) Maximum Capital Expenditures; Neither Borrower nor Borrower’s parent company, Metalico, Inc. (“Metalico”), shall incur or make any Capital Expenditures for unfinanced acquisitions in excess of $13,500,000 in the aggregate during any fiscal year commencing with the 2013 fiscal year; provided that following the occurrence of a Fixed Charge Covenant Triggering Event and so long as no Event of Default has occurred and is continuing, Borrower and Metalico shall be permitted to incur Capital Expenditures, including Capital Expenditures for unfinanced acquisitions, in an amount not to exceed $20,000,000 during such fiscal year. “Capital Expenditure” means any expenditure for any purchase or other acquisition of any asset that may be properly classified as a fixed or capital asset on a consolidated balance sheet Metalico and its subsidiaries (collectively, the “Company”), prepared in accordance with generally accepted accounting principles. Notwithstanding the foregoing, to the extent that the maximum Capital Expenditure covenant contained herein is inconsistent with the maximum Capital Expenditure covenant contained in any senior financing agreement or other senior financing document (as amended, the “Senior Financing Documents”) to which Borrower or Metalico, Inc. is subject, then the maximum Capital Expenditure covenant contained herein shall be amended to the extent necessary to “mirror” the Capital Expenditure covenant set forth in such Senior Financing Documents.

(b) Minimum Fixed Charge Coverage Ratio. Upon and following the occurrence of a Fixed Charge Covenant Triggering Event, Borrower and Metalico shall not permit the Fixed Charge Coverage Ratio, determined for any period of twelve consecutive fiscal months ending on the last day of each fiscal quarter, to be less than 1.10 to 1.0, measured on a consolidated/consolidating basis. “Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of (i) EBITDA minus the unfinanced portion of Capital Expenditures to (ii) Fixed Charges, all calculated for the Company (including Borrower) on a consolidated basis in accordance with generally accepted accounting principles. Notwithstanding the foregoing, to the extent that the minimum Fixed Charge Coverage Ratio covenant contained herein is inconsistent with the minimum Fixed Charge Coverage Ratio covenant contained in any Senior Financing Documents to which the Borrower or Metalico is subject, then the minimum Fixed Charge Coverage Ratio covenant contained herein shall be amended to the extent necessary to “mirror” the Fixed Charge Coverage Ratio covenant set forth in such Senior Financing Documents; provided, however, that in no event shall such inconsistency with the Senior Financing Documents result in a minimum Fixed Charge Coverage Ratio of less than 1.00 to 1.00, nor shall the component definitions of “Fixed Charge Coverage Ratio” be deemed to be amended or modified.

(c) Minimum Availability. At any time (i) prior to Lender’s receipt of a written notice from Borrower stating that Borrower is electing a Fixed Charge Covenant Triggering Event in accordance with the definition thereof or (ii) that a Fixed Charge Covenant Triggering Event does not exist, after giving effect to any “Borrowing” or the issuance of any “Letter of Credit” under, and as those terms are defined in, the Senior Financing Documents, Metalico and Borrower shall not have “Availability” (as defined in the Senior Financing Documents) of less than the Specified Minimum Availability Amount for any period of five consecutive Business Days.

“EBITDA” means, for any period, net income for such period plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) any extraordinary non-cash charges for such period and (iv) any other non-cash charges for such period (but excluding any non-cash charge in respect to an item that was included in net income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus ((b) without duplication and to the extent included in net income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a) (iv) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Metalico, Inc. and its subsidiaries (including Borrower) on a consolidated basis in accordance with generally accepted accounting principles.

“Fixed Charge Covenant Triggering Event” means the occurrence of each of the following events: (i) the Company shall have maintained a Fixed Charge Coverage Ratio greater than or equal to 1.10:1.00 for two (2) consecutive fiscal quarters, determined for the trailing twelve month period ending on the last day of each such fiscal quarter based upon the Company’s annual or quarterly consolidated financial statements, as applicable, and (ii) Lender shall have received a reasonably satisfactory written notice, which notice shall be irrevocable, from Borrower within ninety (90) days following the last day of such period stating that Borrower is electing the existence of a “Fixed Charge Covenant Triggering Event.” A Fixed Charge Covenant Triggering Event may occur only once during the term of this Agreement.

“Fixed Charges” means, with reference to any period, without duplication, cash interest expense, plus cash prepayments and scheduled principal payments on indebtedness made during such period, plus all federal, state and local taxes paid in cash, net of tax refunds received in cash (but in no event shall such net amount be less than zero), plus dividends or distributions paid in cash, plus capital lease obligation payments, plus cash contributions to any Plan, so long as such cash contributions are not expensed in the income statement, all calculated for the Company on a consolidated basis, it being understood that any redemption of the convertible notes shall not be used in calculating Fixed Charges.

“Interim Minimum Availability Date” means the earlier to occur of (a) the date that the aggregate principal balance of Metalico’s 7% Convertible Notes due April 2028, together with all interest, fees and other amounts owing thereon, have been reduced to $0 and (b) April 1, 2014.

“Plan” means any employee pension benefit plan (other than a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Specified Minimum Availability Amount” shall mean an amount equal to, at any time: (i) for the period from August 7, 2013 through the Specified Minimum Availability Date, $27,000,000; (ii) from and after the Specified Minimum Availability Date through and including the date immediately prior to the Interim Minimum Availability Date, $18,000,000 and (iii) following the Specified Minimum Availability Date and from and after the Interim Minimum Availability Date, the greater of (a) the greater of (x) $20,000,000 and (y) 24.00% of the “Borrowing Base” at such time and (b) 20.00% of the “Revolving Commitments” at such time, under and as those terms are defined in, the Senior Financing Documents.

“Specified Minimum Availability Date” shall mean the date on which Lender shall have received reasonably satisfactory evidence that subordinated secured notes have been issued by Metalico in a principal balance of at least $55,000,000 and the proceeds thereof have been applied to pay down Metalico’s 7% Convertible Notes due April 2028.

Borrower will cause Metalico to adhere to the financial covenants as herein above stated and shall notify Lender if changed in the Senior Financing Documents.

Borrower agrees to pay to Lender an amendment fee in the amount of $25,000.

All other terms and conditions of the Agreement shall remain unaltered. The parties have caused this Amendment 4 to be executed by their duly authorized representatives as of the date first set forth above.

Lender: First Niagara Leasing, Inc.		Borrower: Buffalo Shredding and Recovery, LLC
By: Metalico New York, Inc., its sole Member

By:	/s/ EDWARD PERKOWSKI	By:	/s/ MICHAEL J. DRURY
Name:	Edward Perkowski	Name:	Michael J. Drury
Title:	Senior Vice President	Title:	President